Filed Pursuant to Rule 433
Registration No. 333-153696
March 9, 2010

PRICING TERM SHEET

Novartis Capital Corporation

1.900% Notes due 2013

2.900% Notes due 2015

 4.400% Notes due 2020

Fully and unconditionally guaranteed by
Novartis AG

1.900% Notes due 2013:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$2,000,000,000

Maturity Date:	April 24, 2013

Coupon:	1.900%

Interest Payment Dates:	April 24 and October 24, commencing October 24, 2010

Price to Public:	99.867%

Benchmark Treasury:	1.375% due 02/2013

Benchmark Treasury Yield:	1.394%

Spread to Benchmark Treasury:	55 bp

Yield:	1.944%

Make-Whole Call:	Treasury Rate plus 10 bps

CUSIP:	66989H AB4

ISIN:	US66989HAC25

Trade Date:	March 9, 2010

Expected Settlement Date:	March 16, 2010 (T+5)

Listing:	None

Anticipated Ratings:	Aa2 by Moody’s Investors Service, Inc. AA- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities Inc. Banc of America Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated

Co-Managers:

BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
Nomura Securities International, Inc.
RBS Securities Inc.
SG Americas Securities, LLC
UBS Securities LLC

2.900% Notes due 2015:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$2,000,000,000

Maturity Date:	April 24, 2015

Coupon:	2.900%

Interest Payment Dates:	April 24 and October 24, commencing October 24, 2010

Price to Public:	99.522%

Benchmark Treasury:	2.375% due 02/2015

Benchmark Treasury Yield:	2.351%

Spread to Benchmark Treasury:	65 bp

Yield:	3.001%

Make-Whole Call:	Treasury Rate plus 10 bp

CUSIP:	66989H AC2

ISIN:	US66989HAC25

Trade Date:	March 9, 2010

Expected Settlement Date:	March 16, 2010 (T+5)

Listing:	None

Anticipated Ratings:	Aa2 by Moody’s Investors Service, Inc. AA- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities Inc. Banc of America Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated

Co-Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. Nomura Securities International, Inc.

RBS Securities Inc. SG Americas Securities, LLC UBS Securities LLC

4.400% Notes due 2020:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$1,000,000,000

Maturity Date:	April 24, 2020

Coupon:	4.400%

Interest Payment Dates:	April 24 and October 24, commencing October 24, 2010

Price to Public:	99.237%

Benchmark Treasury:	3.625% due 02/2020

Benchmark Treasury Yield:	3.714%

Spread to Benchmark Treasury:	78 bp

Yield:	4.494%

Make-Whole Call:	Treasury Rate plus 15 bp

CUSIP:	66989H AD0

ISIN:	US66989HAD08

Trade Date:	March 9, 2010

Expected Settlement Date:	March 16, 2010 (T+5)

Listing:	None

Anticipated Ratings:	Aa2 by Moody’s Investors Service, Inc. AA- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities Inc. Banc of America Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated

Co-Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc.

Nomura Securities International, Inc. RBS Securities Inc. SG Americas Securities, LLC UBS Securities LLC

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities Inc. collect at 1-212-834-4533, Banc of America Securities LLC toll-free at 1-800-294-1322, Barclays Capital Inc. at 1-888-603-5847 or by e-mailing barclaysprospectus@broadridge.com, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Morgan Stanley & Co. Incorporated at 1-866-718-1649.